Exhibit 99.1
Synthetech Reports Third Quarter Fiscal 2008 Results

Albany, Oregon, February 8, 2008 – Synthetech, Inc. (NZYM.OB) today announced financial results for the third quarter of fiscal 2008, which ended December 31, 2007.  Revenue for the quarter was $2.9 million, a 23% decrease compared to revenue of $3.7 million in the third quarter of fiscal 2007.  Operating loss for the current quarter was $534,000, compared to operating income of $520,000 for the same period last year.  Net loss for the current quarter was $545,000, or $0.04 per share, compared to last year’s third quarter net income of $498,000, or $0.03 per share.

For the first nine months of fiscal 2008, revenue of $10.0 million resulted in an operating loss of $1.2 million and a net loss of $1.3 million, or $0.09 per share.  For the comparable period last year, revenue of $8.7 million resulted in an operating loss of $72,000 and a net loss of $89,000, or $0.01 per share.

International sales, mainly to Europe, were $1.1 million and $4.4 million in the third quarter and first nine months of fiscal 2008, respectively, compared to $1.5 million and $2.3 million in the third quarter and first nine months of fiscal 2007, respectively.  International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations based on the timing of customer’s projects as they progress through the clinical trials process.

Financial results for the third quarter and first nine months of fiscal 2008 were disappointing.  Production process difficulties reduced revenue and increased per unit costs, significantly hindering the fiscal 2008 financial results.  Management estimates that manufacturing difficulties related to certain customer projects reduced revenue for the first nine months of fiscal 2008 by approximately $900,000 and increased charges for impaired inventory by approximately $295,000. Synthetech is continuing to address weaknesses in its manufacturing processes.

Based on a typical product mix, third quarter revenue of $2.9 million is inadequate to support Synthetech’s cost structure, which has been increasing over the past year as the company has responded to generally improving market conditions.

Research and development expense for the first nine months of fiscal 2008 compared to the same period of fiscal 2007 increased $142,000, primarily due to: increased compensation and related costs arising from an increase in the number of chemists employed by Synthetech; and general increases in salaries and benefits.  These changes were made primarily in response to improving business conditions and the need to provide competitive compensation packages.

Selling, general and administrative expense for the first nine months of fiscal 2008 compared to the same period of fiscal 2007 increased $344,000, primarily as the result of: an increase in consulting fees related to the implementation of Section 404 of the Sarbanes-Oxley Act; the addition of a new senior sales position in April 2007; an increase in stock-based compensation expense; and general increases in salaries and benefits.

The Company’s cash and cash equivalents were $308,000 at December 31, 2007, compared to $259,000 at March 31, 2007.  Synthetech’s working capital was $4.3 million at December 31, 2007, compared to $5.6 million at March 31, 2007.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
(in thousands, except per share data)
Revenue	$2,851	$3,724	$10,004	$8,654
Cost of revenue	2,449	2,431	8,270	6,239
Gross income	402	1,293	1,734	2,415

Research and development	308	233	982	840
Selling, general and administrative	628	540	1,991	1,647
Total operating expense	936	773	2,973	2,487

Operating income (loss)	(534)	520	(1,239)	(72)

Interest income	4	6	16	28
Interest expense	(15)	(28)	(64)	(46)
Income (loss) before income taxes	(545)	498	(1,287)	(90)

Income tax benefit	-	-	-	(1)
Net income (loss)	$(545)	$498	$(1,287)	$(89)

Basic and diluted income (loss) per share	$(0.04)	$0.03	$(0.09)	$(0.01)

Commenting on the financial results, Dr. Gregory Hahn, President and COO, stated, “Synthetech’s financial recovery encountered softer sales this past quarter, in part due to residual production issues.  In spite of this setback, we believe that our overall positive turn-around will continue based on our action to address production issues, improving market conditions and an order backlog of approximately $6.5 million as of December 31, 2007, substantially all of which is scheduled to deliver in the quarters ending March 31, and June 30, 2008."

Dr. Daniel Fagan, Chairman and CEO stated “Over the past year we’ve invested in human resources for both R&D and manufacturing in response to improving market conditions. Although our first nine months of fiscal 2008 have been challenging, we believe Synthetech is well positioned to take advantage of emerging opportunities. With our strong order backlog, we believe our financial recovery and strategic activity will get back on track in our fourth quarter”.

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.

As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry.  Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

Forward-Looking Statements

This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; Synthetech's financial recovery; the timing and amount of shipments; resolution of manufacturing process difficulties.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; production factors and timely access to raw materials; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575